Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES LEADERSHIP CHANGE

Uncasville, CT, February 15, 2017 – The Mohegan Tribal Gaming Authority (the “Authority” or “MTGA”) today announced that President and CEO Robert Soper has resigned to pursue other opportunities effective immediately. Former CEO Mitchell Grossinger Etess will act as interim CEO subject to necessary regulatory filings or approvals.

“Having served as General Manager of both our Connecticut and Pennsylvania properties, Bobby actively pursued the growth of the Mohegan gaming enterprise to ensure its viability and survivability in an ever-increasingly competitive industry, and he helped us achieve important gains across the country and around the world,” said Kevin P. Brown, Chairman of the Management Board of the Authority. “The Authority is on good footing with its lowest debt-leverage ratio since the recession; combined with the outstanding opportunities presented by a number of management agreements put into place under his stead, MTGA is postured to sustain the tribe for generations to come. Mitchell’s experience, and sustained connection over the past year, will allow us to sustain our progress while we commence the search for a new corporate leader.”

“Though this is a time for change, it is important that we do not lose sight of all of this incredible progress. We will rely on the inherent strengths of our entire team that continues to deliver memorable experiences and unmatched personalized services to our guests. Our Core Values combined with the Spirit of Aquai and open communication, will ensure that we emerge an even stronger enterprise in this next cycle of our growth.”

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 595-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on an approximately 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun Pocono, a gaming and entertainment facility located on an approximately 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space, the 1,200-room luxury Sky Hotel Tower and the 400-room Earth Hotel Tower. Mohegan Sun Pocono operates in an approximately 400,000 square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, a 238-room hotel, 20,000 square feet of meeting and convention space, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.moheganunpocono.com, or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

Contact:

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000